UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
July 27, 2005
AMERICA FIRST TAX EXEMPT INVESTORS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-24843	47-0810385

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1004 Farnam Street, Suite 400 Omaha, Nebraska	68102

(Address of principal executive offices)	(Zip Code)
(402) 444-1630

(Registrant’s telephone number, including area code)
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On July 22, 2005, America First Tax Exempt Investors, L.P. (the “Partnership”) entered into a purchase and sale agreement (the “Agreement”) with Development Resources Group, LLC (the “Purchaser”) to sell a 316-unit multi-family housing project located in West Palm Beach, Florida known as Clear Lake Colony Apartments (the “Project”). The Agreement provides for a sales price of $33,500,000 for all of the land, buildings, building improvements, certain personal property and current lease agreements associated with the Project. The closing of the sale of the Project is subject to certain customary terms and conditions, including due diligence to be completed by the Purchaser within thirty days, as well as the Partnership’s acquisition of the Project through a deed in lieu of foreclosure as addressed below. The Partnership expects the transaction to close within sixty to ninety days from the date of the Agreement. The sale is expected to result in a gain to the Partnership for book and tax purposes, in an amount to be determined. There are no material relationships between the Partnership and the Purchaser or any of its affiliates, other than the Agreement.
The Partnership presently holds $16,000,000 of Multi-Family Housing Revenue Refunding Bonds - Series 2000A (“Clear Lake Bonds”) that were issued to provide financing for the Project and which are secured by a first deed of trust on the Project. On June 15, 2005, Clear Lake Colony Acquisition Corp, the owner of the Project (“Clear Lake”), defaulted on its obligations under the Clear Lake Bonds. The trustee of the Clear Lake Bonds has notified Clear Lake of the default and of its intent to exercise remedies available to it, including the initiation of foreclosure proceedings, which remedies will be taken at the direction of the Partnership as the sole owner of the Clear Lake Bonds. Based on discussions with Clear Lake, the Partnership expects to acquire sole ownership of the Project by way of deed in lieu of foreclosure immediately prior to the Partnership’s sale of the Project to the Purchaser and will be entitled to retain the entire net proceeds from the sale.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICA FIRST TAX EXEMPT INVESTORS, L.P.
By	America First Capital
Associates Limited
Partnership Two, General Partner of the Partnership

By	America First Companies L.L.C.,
General Partner of
America First Capital Associates Limited Partnership Two

Date: July 27, 2005

/s/ Michael J. Draper
Michael J. Draper
Chief Financial Officer America First Companies L.L.C.